Exhibit (a) (9)


Contact:  W. Earl Reed, III
          Executive Vice President and
            Chief Financial Officer
          (502) 596-7380


VENCOR, INC. EXTENDS TENDER OFFER FOR COMMON STOCK OF THERATX, INCORPORATED UNTIL 12:00 NOON, NEW YORK CITY TIME, ON TUESDAY MARCH 18, 1997

         LOUISVILLE, Kentucky (March 17, 1997) -- Vencor, Inc. (NYSE:VC) ("Vencor") today announced that it has extended the expiration date of its tender offer for shares of TheraTx, Incorporated (Nasdaq/NM:THTX) ("TheraTx") common stock (the "Shares") to 12:00 Noon, New York City time, on Tuesday, March 18, 1997, unless the tender offer is extended.

         The extension has been made in order to receive all of the necessary approvals under change of ownership, healthcare licensure and certificate of need laws and regulations, which Vencor believes it will be able to obtain by no later than 12:00 noon, New York City time, on Tuesday March 18, 1997.

         As of the close of business on March 14, 1997 approximately 19,786,299 Shares had been validly tendered and not withdrawn in connection with the tender offer representing approximately 95% of the outstanding Shares.